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John Baldissera
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UTEK CORPORATION REPORTS EARNINGS OF $1.60 PER DILUTED COMMON SHARE FOR QUARTER ENDED MARCH 31, 2004

PLANT CITY, FL – May 10, 2004 — UTEK Corporation (AMEX: UTK) today announced its first quarter 2004 financial results.

Quarter ended March 31, 2004 Financial Results

The net increase in net assets from operations (including net loss from operations, net realized and unrealized gains and losses on investments) was $8,427,057 or $1.60 per diluted common share outstanding for the quarter ended March 31, 2004, versus $(3,791,440) or $(.97) per diluted common share outstanding for the quarter ended March 31, 2003.

Net asset value per common share increased to $4.25 at March 31, 2004 from $2.33 at December 31, 2003, an increase of 82%.

Net increase in net assets resulting from operations can vary substantially from quarter to quarter primarily due to the changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net increase in net assets resulting from operations may not be meaningful. The net increase in net assets from operations for the quarter ended March 31, 2004 was primarily due to a realized gain, net of income tax expense, of $914,683 and net unrealized appreciation on investments of $7,790,713, partially offset by a net loss from operations of $278,339.

Clifford M. Gross, Ph.D., UTEK’s Chairman and CEO stated, “We are pleased with our performance during the first quarter of 2004. Currently, we have in place strategic alliances with sixteen organizations, a record number of clients that have engaged UTEK to provide technology transfer services. These consulting alliances provide recurring monthly revenues, mostly in the form of stock, and forms the foundation for potential future technology transfers.”

The following tables contain comparative selected financial data as of March 31, 2004 and December 31, 2003 and for the three-month periods ended March 31, 2004 and 2003, respectively:

FINANCIAL POSITION INFORMATION

	March 31,
	2004	December 31,	Percentage
	(Unaudited)	2003	Increase
Total investments	$20,838,914	$7,745,354	169%
Total assets	$28,379,296	$12,549,448	126%
Total liabilities	$5,734,761	$1,397,078	310%
Total net assets	$22,644,535	$11,152,370	103%
Common shares outstanding	5,329,251	4,790,550	11%

OPERATING INFORMATION

	Three Months Ended March 31
	2004	2003
	(Unaudited)	(Unaudited)
Income from operations
Sale of technology rights	$—	$262,857
Consulting fees	412,289	239,823
Investment income (loss), net	(2,190)	1,591

	410,099	504,271

Expenses
Salaries and wages	177,058	177,312
Professional fees	88,149	260,861
Sales and marketing	226,957	91,464
General and administrative	358,104	285,711

	850,268	815,348

Loss before income taxes	(440,169)	(311,077)
Provision for income tax expense (benefit)	(161,830)	292,397

Net income (loss) from operations	(278,339)	(603,474)
Net realized and unrealized gains (losses):
Net realized gain (loss) on investment, net of income tax expense (benefit) of $551,861 and $(101,669) for 2004 and 2003, respectively	914,683	(168,511)
Change in unrealized appreciation (depreciation) of non-controlled affiliate investments, net of deferred tax expense (benefit) of $4,700,410 and $(456,933) for 2004 and 2003, respectively	7,790,713	(3,019,455)

Net increase (decrease) in net assets from operations	$8,427,057	$(3,791,440)

Net asset value per share	$4.25	$2.33
Diluted earnings per common share	$1.60	$(.97)
Weighted average common shares outstanding diluted	5,263,086	3,925,672

Conference Call at 11:00 a.m. EDT on May 10, 2004

UTEK will host a conference call at 11:00 a.m. (EDT) today to discuss first quarter financial results. All interested parties are welcome to attend the live conference call by dialing 1-800-322-0079.

About UTEK Corporation

UTEK® is an innovative, market driven technology-transfer company dedicated to building bridges between university-developed technologies and commercial organizations. UTEK, along with its TechEx and UVentures technology exchanges and its PAX European subsidiary, identifies and transfers new technologies from universities and research centers to the marketplace. UTEK provides research-outsourcing services to commercial enterprises and technology-transfer services to research institutions. For more information about UTEK, please visit our website at www.utekcorp.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, UTEK can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of a limited number companies in its portfolio (including its dependence on the financial performance of Circle Group Holdings, Inc.), the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filing with the Securities and Exchange Commission.

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